Exhibit (p)(21)

Hotchkis and Wiley Capital Management

Compliance Manual

3 – Code of Conduct

3 – Code of Conduct	2012-06

3 – CODE OF CONDUCT

This Code of Conduct is intended to assist you and our other employees in meeting the high standards we follow in conducting our business. One of our most important assets is our reputation for integrity and professionalism. The responsibility of maintaining that reputation rests with you and our other employees. This shared commitment underlies our success as individuals and as a business.

3.1	Additional Personal Trading Restrictions

(These Restrictions are In Addition to Those Included in our Code of Ethics)

3.1.1	Trading Restrictions Applicable to All Employees

In addition to the personal trading restrictions described in our Code of Ethics and those described in this section, you must also follow the requirements described below in connection with all personal securities transactions.

•	Trading Activity

•	You are subject to the following trading restrictions on all personal securities transactions:

•	Transactions must not be timed to precede orders placed for any client, including our funds;

•	Trading activity must not be excessive in terms of your financial resources or in terms of time spent on your own investments;

•	Transfers of funds or securities between client accounts and employee accounts are prohibited;

•	Sanctions

Any trading-related violation, including failure to properly preclear a non-exempt personal trade, will incur the following sanctions.

First Failure to Preclear

•	Memo to employee with copy to supervisor

•	Code of Ethics will be provided to employee who will be advised to read it carefully

Second Failure to Preclear within Three Months

•	Employee must obtain written approval from supervisor for each trade for a 30-day period

•	Code of Ethics will be provided to employee and employee will be required to acknowledge his or her understanding of the Code of Ethics

Additional Non-Preclearances within Three Months

•	Employee will meet with the Chief Executive Officer, Chief Operating Officer and Chief Compliance Officer of HWCM

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•	Suspension of trading privileges for up to 60 days (except to close out open positions when a severe financial hardship is demonstrated) may be considered

•	Written warning to employee’s personnel file

Substantive Violations

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Busting of trades or disgorgement of profits for each non-preclearance when the trade would not otherwise have been precleared by the Compliance Department (e.g., the trade poses a conflict of interest, violates a blackout period, or results in a non-permissible short-term profit)

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Trades properly precleared but otherwise violating the Code of Ethics (e.g., those subsequently determined to constitute frontrunning) will require at a minimum, a meeting with the CEO, COO and CCO, 30-day supervisor approval for subsequent trades and a written warning to the employee’s personnel file.

Chronic Violations

•	Meeting with the CEO, COO and CCO

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Sanctions may include busting of trades, disgorgement of profits and/or absorption of trading costs, supervisor approval for subsequent trades, suspension of personal trading privileges, suspension of employment (with or without compensation), termination of employment

3.2	Insider Trading

Under the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the Investment Advisers Act of 1940, the Firm must establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information. Accordingly, the Firm and each of its employees are prohibited from purchasing or selling any publicly traded stock, bond, option or other security on the basis of material, nonpublic information (i.e., Insider Trading). In addition, the Firm and each of its Employees have a fiduciary obligation to the Firm’s clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to Adviser or such Employees by its clients. Finally, because the Firm and each of its Employees is a fiduciary to its clients, the Firm and such Employees must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between the interests of the Firm or such Employees and the interests of its clients.

To ensure that Insider Trading laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided, the Firm has adopted the policies and procedures set forth in this Manual. The policies and procedures set forth herein are intended to articulate the Firm’s policies, educate the Employees about the issues and the Firm’s policies, establish procedures for complying with those policies, monitor compliance with such policies and procedures, and ensure, to the extent feasible, that the Firm satisfies its obligations in this area. By doing so, the Firm hopes that the highest ethical standards are maintained and that the reputation of the Firm is sustained.

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Regulation FD (for “fair disclosure”) bars certain issuers of securities from sharing “material non-public information” with security holders and securities market professionals (such as portfolio managers (“PMs”) and analysts) unless that information is simultaneously disseminated through public channels. Regulation FD expressly places its prohibitions on issuers who disseminate information, not those who receive selectively disclosed information, and should not significantly impact the manner in which PMs and analysts seek and obtain information from companies.

Issuers may, however, increasingly seek oral or written “confidentiality agreements” before speaking to a portfolio manager or an analyst. Although Regulation FD specifically permits disclosure of material nonpublic information to persons who agree to keep the information confidential, a PM or analyst who enters into such a confidentiality agreement will be prohibited from trading upon that information. Accordingly, PMs and analysts must refrain from agreeing to any confidentiality agreements and that any request to execute a confidentiality agreement must immediately be referred to the CCO.

3.2.1	What You Must Do If You Receive Inside Information

•	If you receive information that you believe constitutes inside information, you must adhere to the following procedures:

•	Report the information immediately along with its source to the CCO.

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Refrain from trading any securities of the issuer to which the information relates for yourself or others (including our funds and institutional accounts), unless you receive prior approval from the CCO.

•	Refrain from disclosing the information to others or making any other use of the information without the prior approval of the CCO.

•	To avoid dissemination, you must not put any information you believe may be inside information in writing without the approval of the CCO.

3.2.2	Investment Information Relating to our Funds and Institutional Accounts is Inside Information

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In the course of your employment, you may learn about the current or pending investment activities of our funds and institutional clients (e.g., actual or pending purchases and sales of securities). Using or sharing this information other than in connection with the investment of client accounts is considered acting on inside information and is therefore prohibited.

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Additional trading restrictions that you and others must follow in connection with the investment activities of our funds and private accounts are included under Code of Ethics and under Additional Personal Trading Restrictions (Section 3.1).

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3.2.3	Identifying Other Types of Inside Information

To constitute inside information, the information must be both “material” and “non-public.” See also Commonly Asked Questions below, which is designed to assist you in identifying inside information.

•	What is “Material Information”?

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“Material information” generally includes information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or it could reasonably be expected to have a substantial effect on the price of the issuer’s securities.

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No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. Because materiality determinations are often challenged with the benefit of hindsight, if you have any doubt whether certain information is “material” so as to require you or others to refrain from trading or sharing information, those doubts must be resolved against trading or communicating the information. You must contact the CCO in these circumstances.

3.2.4	Examples of Inside Information/Non-Public, Material Information

Information must be presumed to be inside information if the information is non-public and relates to the matters identified below:

•	Dividend changes, including increases or decreases;

•	Changes in credit ratings;

•	Significant expansions or curtailments of operations or significant increases or decreases of orders

•	Planned offerings of securities (including offerings underwritten by one of our affiliates);

•	Extraordinary borrowings or liquidity problems;

•	Corporate actions the issuer is considering;

•	Proposed favorable or unfavorable news articles featuring the issuer;

•	Earnings information, including whether the issuer will or will not meet expectations;

•	Inflows or outflows of client assets or assets under management;

•	Changes in control, mergers, acquisitions, tender offers, joint ventures, divestitures, or changes in assets;

•	New products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of an important contract);

•	Changes in management, key personnel, or employee turnover;

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•	Changes in compensation policy;

•	A change in auditors or auditor notification that an issuer may no longer rely on an audit report;

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Events regarding an issuer’s securities – e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities;

•	Significant litigation; and

•	Bankruptcy, corporate restructuring or receivership.

3.2.5	What Constitutes “Non-Public” and “Public” Information?

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Information is “nonpublic” if it has not been disclosed to the general public by means of a press release, SEC filing, other media for broad public access, or at a meeting at which the public was given notice and allowed to attend. You must be able to point to some fact to show that the information is generally public.

3.2.6	Examples of “Public” Information

•	Information may be deemed to have been made public – and thus not subject to the prohibitions on insider trading – in a number of different ways, including when the information:

•	Appears in the press or in a widely disseminated source or publication (e.g., Dow Jones tape, Reuters, The Wall Street Journal, The New York Times);

•	Is included in publicly available regulatory filings (e.g., when the information is available through the public data base of a federal regulatory agency, such as the SEC);

•	Is disclosed in a stockholder report or a press release from the issuer;

•	Is announced in a public forum such as a stockholder meeting;

•	Is provided by the issuer freely to anyone making an inquiry;

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Is being disseminated to traders generally by brokers or institutional analysts, unless there is a reasonable basis to believe that such information is confidential and came from a corporate insider; and

•	Is received by a person who does not have a relationship with the issuer or who does not otherwise owe a duty of confidentiality to the issuer or another person.

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Material, non-public information that is later made public is no longer subject to the prohibitions on insider trading. You must allow sufficient time for the market to absorb the information and for an investment’s price to reflect the information, prior to trading.

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3.2.7	Commonly Asked Questions

Questions arise from time to time with respect to what constitutes inside information. With that in mind, we have set forth below some commonly asked questions and answers to serve as guidance.

•	Q: My decision making is based on my own security analysis. My conclusions are not published in the marketplace. Are my conclusions inside information preventing me from trading?

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A: We liken a security analyst’s conclusions drawn from available information to a craftsman’s creation of a mosaic picture from pieces of tile. Assuming that no piece itself is based on inside information, a security analyst may put the pieces together to form a total picture. The “picture” that is the security analyst’s own work product is not inside information.

•	Q: What if the analysis comes from a sell-side analyst?

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A: The same considerations described in the first question apply to a sell-side analyst’s work product as to a portfolio personnel’s work product. The sell-side analyst’s recommendation or report is not considered inside information if no part of the information is based on inside information.

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Further Explanation: You may generally assume that information provided by a reputable sell side firm is lawfully gathered. However, if you have reason to believe that the information was obtained by a breach of confidence or other illegal means (e.g., the sales coverage says, “I was told by the investment banker on the deal…” or “we think the information was leaked from a magazine or rating agency”) that information may not be used. In these circumstances, do not trade the security without the prior approval of the CCO.

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Although we may be the sell side firm’s first (or even only) call, you may use a sell side analyst’s proper work product immediately. There is no requirement that the analysis must be publicly disseminated before it can be used.

•	Q: When I talk to the issuer, is the information I receive “inside” information?

•	A: The presumption is that the information you receive from talking to an “authorized person” at the issuer is not inside information.

•	Q: Who is an “authorized person” at an issuer?

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A: An authorized person is a person authorized to talk to investors about the particular topic in the ordinary course of the person’s duties. Unless you know otherwise, you may consider any CEO, COO, CFO or Investor or Public Relations official as authorized to talk to you about any topic. In addition, any other officer, employee, or agent of the issuer who regularly communicates with any securities professionals or shareholders is considered an authorized person.

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•	Q: What if I am the only securities analyst who bothers to talk to the authorized person?

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A: In itself, that creates no problem. You may presume (unless you know otherwise) that if the authorized person will talk to you, the authorized person would be willing to talk to other investors and research firms. Our clients are not disadvantaged because our personnel are more diligent.

•	Q: Can I use information provided to me by an authorized person in the course of that person’s duties?

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A: Ordinarily, yes. However, we consider some information material per se and you must not trade based on that information without the prior approval from the CCO, even if its source is an authorized person acting in the ordinary course of business.

•	Q: If I obtain information whose ultimate source involved a breach of a duty or an illegal act, may I trade the security if I had no direct contact with the offending person?

•

A: No. If you have reason to know that the information originated through a tainted source, it remains tainted in our hands — and you cannot trade the security without the prior written approval of the CCO.

3.3	Trading Stock to Affect the Markets/Manipulative Trading Practices

In addition to the prohibitions on insider trading, the federal securities laws prohibit you and others from engaging in manipulative trading practices. If you violate these laws, you may be responsible for the damages sustained as a result of the manipulative activity, in addition to other sanctions. These laws prohibit you, when acting for yourself or for others (including our client accounts), from:

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Engaging in trading or apparent trading activity for the purpose of causing the price of a registered security to move up or down, and then taking advantage of the price movement by buying or selling at the “artificial” price level (a practice known as “pumping and dumping”);

•	Using the mail or any other method of interstate commerce to manipulate securities prices by creating a false or misleading appearance of active trading (a practice known as “mail fraud”); and

•	Circulating or disseminating, in the ordinary course of business, information to affect the price of any security (a practice known as “rumor mongering”).

3.4	Sharing Investment-Related Information/Our Information Barriers

We have established procedures that create information barriers between the professionals within the Firm and those of our affiliate, Stephens Group Inc. and affiliates (“Stephens”). The procedures are designed to prevent the dissemination of inside, confidential and proprietary information. Because of the broad nature of the financial service activities we and our affiliate conduct, these procedures are required by law and critically important. You must have a working knowledge of these procedures to prevent inappropriate dissemination of information to our affiliate. Our affiliate is also subject to its own information barriers, which govern the dissemination of information among its employees and to our professionals and those of other affiliates.

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3.4.1	Prohibition on Communications of Confidential Information

All communications whether written, oral, electronic or otherwise between the Firm and Stephens involving the exchange of confidential information are prohibited. This policy applies regardless of whether or not the confidential information is material. To further this policy, Stephens personnel shall not make any inquiry of HWCM personnel, and HWCM personnel shall not make any inquiry of Stephens personnel, regarding matters which the person making the inquiry knows or reasonably should know would require the disclosure of confidential information. For example, HWCM personnel shall not inquire of Stephens personnel regarding any aspect of Stephens’ role in a potential business combination.

•	Exception on a Need-to Know Basis – Exceptions may be made in certain cases on a Need-to-Know Basis after consideration and approval by the CCO of HWCM or an appropriate designee.

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Requirement to Notify Compliance of Breach of Policy – In the event that any HWCM personnel believes that they have received any confidential information from Stephens personnel, or been asked to provide confidential information to Stephens personnel, they must inform the CCO immediately.

3.4.2	Communication between HWCM and Stephens

Stephens provides HWCM Compliance Department with a list of their current underwriting participations. HWCM Compliance Department uses this list to ensure that we do not enter into prohibited affiliated transactions. This list is not distributed outside of HWCM Compliance Department.

The Firm provides Stephens with the model portfolios of two HWCM strategies subject to an advisory agreement.

3.5	General Business Conduct/Conflicts of Interest

We are committed to the highest standards of business conduct. As a consequence, the conduct of each employee is vitally important to us. A single misstep can disadvantage our clients and undermine our reputation. You must always protect the integrity of the Firm and act in the best interests of our clients.

3.5.1	Gifts and Gratuities

Giving or accepting gifts and gratuities in connection with your employment can raise questions about your impartiality and the Firm’s ethical values. To address these concerns, the procedures described below apply to the giving or accepting of gifts or gratuities in the course of your employment.

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Gifts of Nominal Value: You may not, directly or indirectly, give or receive gifts or other considerations in the form of cash, merchandise, services or any other benefit of more than $100 USD in value from any person or other entity (per year) that does business, or proposes to do business, with the firm. Gifts of reminder advertising (e.g. pens, mugs, etc., with company logo) are exempt from this limit. Gifts given to the firm and are shared by all the employees of the firm are also exempt from this limit.

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Gifts Preclearance: All gifts given by employees must be precleared through the Compliance Department. In addition, all gifts received by employees must be reported to the Compliance Department. These gifts do not include reminder gifts and gifts shared by the firm.

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Ordinary Business Entertainment: You may give or accept business entertainment (e.g., meals, sporting event or theatre tickets, and golf course fees) in the ordinary course of business interactions even though the cost of such items exceed the $100 limit as long as the business courtesy is not so frequent or significant in amount as to potentially impair your judgement to act in the best interest of HWCM and our clients. The sponsoring party must be in attendance as a host of the event. If the sponsoring party is not in attendance as host, then the cost of the entertainment will be viewed as a gift and will be subject to the $100 limit.

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Reporting of Business Entertainment by Vendors: Employees are required to report to the Compliance Department any entertainment by vendors (including brokers and other third-party service providers) where the cost per employee is over $100.

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All gifts and entertainment of government officials and Taft-Hartley officials must be precleared through the Compliance Department. Business entertainment of non-government or non-Taft Hartley officials do not require preclearance.

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Travel and Lodging: You may not directly or indirectly accept payment for travel or lodging expenses from any person or other entity that does business, or proposes to do business, with us or our affiliates in conjunction with attendance at seminars, meetings, conferences, etc., without prior written approval of your Supervisor and the Compliance Department. Similarly, you may not directly or indirectly provide payment for travel or lodging expenses in these circumstances without prior written approval of your Supervisor and the Compliance Department.

3.5.2	Outside Activities

Without the prior written approval of the CCO, you may not engage in any outside business activities that may give rise to conflicts of interest or the appearance of conflicts of interest or otherwise jeopardize the integrity or reputation of the Firm or any of our affiliates. Although we do not require approval of outside activities undertaken by family members, you must contact the CCO if you believe that any such outside activities may raise or appear to raise a conflict of interest in connection with your employment or the business activities of the Firm or one of our affiliates.

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Considerations for Approving Outside Activities: Whether a particular outside activity may be approved or continued in the future will depend on a variety of factors including the extent to which the proposed activity could violate any law or regulation, interfere with your responsibilities to us, involve prolonged absences during business hours, or compete with our interests. Additionally, the possibility of adverse publicity and potential liability will be weighed.

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•	Without the written approval of your Supervisor and the CCO, you must not:

•	Be employed or compensated by any other entity;

•	Have active involvement in any other business including part-time, evening or weekend employment;

•	Serve as an officer, director, partner, etc. in any publicly traded entity;

•	Hold a seat in public office, or commit to a candidacy or a formal position on a campaign committee;

•	Operate a hedge fund or sponsor or participate in an association or group formed to invest in securities (e.g., an investment club); or

•	Recommend another firm’s investment management, brokerage, or similar services for a referral fee, unless the recommendation is allowed by a program we have established.

3.5.3	Electronic Communications

We strive to maintain a professional work environment in every respect, including matters related to electronic communications. Any misuse of the Firm’s resources can result in disciplinary action, including termination of Internet access privileges and immediate dismissal. Electronic communications, including connections to Internet and Intranet Web sites conducted using the Firm’s computing or network resources, are the property of the Firm and are subject to monitoring.

3.5.4	U.S. Foreign Corrupt Practices Act and Other Anti-Bribery Regulations

No payments of any kind may be made by HWCM or by an employee or any other person, directly or indirectly, to any person, government, corporation, or other entity for the purpose of obtaining or retaining business, influencing any acts or decisions, or ensuring an improper advantage, or for any other purpose other than as allowed by the Foreign Corrupt Practices Act or other laws and regulations that apply in various countries and legal jurisdictions influencing favorable consideration of applications for a business activity or other matter. Under the Foreign Corrupt Practices Act and other applicable regulations (including various countries and legal jurisdictions), there are severe penalties that may be imposed on the firm and on individuals who violate these laws and regulations.

3.5.5	Political Contributions and Other Political Activities

All employees are required to pre-clear with the Compliance Department personal contributions (including contributions by spouse and dependent family members) to individual political officials/candidates (at the federal, state, or local government levels) and political parties/committees. In addition, pre-clearance by the Compliance Department is required for any political fundraising activities. To comply with federal, state, and local governments’ pay-to-play regulations, the Firm’s policies and procedures on political contributions and activities are included as Appendix 3-D.

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3.5.6	Entertainment of Public Officials

We have adopted procedures that apply to entertainment of public officials. These procedures are included as Appendix 3-A.

3.5.7	Entertainment of Pension Plan (including Taft-Hartley) Officials

Pension Plans under the Employee Retirement Income Security Act of 1974 (ERISA)

Section 406(b)(3) under ERISA prohibits plan fiduciaries from receiving “any consideration” for their personal benefit in connection with a transaction or transactions involving plan assets. General guidance issued by the U.S. Department of Labor (“DOL”) limits the receipt by a fiduciary from any one entity of gifts (other than cash), meals, and entertainment to less than $250 (aggregate annual value). All gifts and entertainment of officials of ERISA pension plans (including Taft-Hartley plans) must be pre-cleared by the Compliance Department. The pre-clearance procedures are included as Appendix 3-A.

Taft-Hartley Plans

The DOL requires notification of entertainment of employees of union-affiliated pension plans (commonly called “Taft-Hartley” plans) by service providers, including investment managers. Any employer, as defined by the Labor-Management Reporting and Disclosure Act of 1959, as amended (LMRDA), who has engaged in certain financial transactions or arrangements, of the type described in Section 203(a) of the LMRDA, with any labor organization, union official, employee or labor relations consultant, or who has made expenditures for certain objects relating to activities of employees or a union, must file a Form LM-10. Any gifts or payments (collectively “gifts”), including gifts such as a client dinner, made by HWCM to a covered person must be reported and filed on the DOL’s Office of Labor-Management Standards Form LM-10. The pre-clearance procedures for ERISA plan officials (includes Taft-Hartley)

3.5.8	Contribution Requests

From time to time, we may receive requests for contributions or sponsorship of a charitable event from our clients. Such requests should be forwarded to the Compliance Department for preapproval. The Compliance Department will determine if there are any conflicts of interest before the request is sent to the CEO for final approval.

3.6	Regulatory, Legal and Other Contacts

Care must be taken in responding to oral or written inquiries from regulatory agencies, government officials and others outside of the Firm (as described below), since their questions may relate to matters beyond our ordinary business or concern serious issues. You must follow the procedures described below (which require the CCO’s immediate notification) if you receive these inquiries.

3.6.1 Inquiries from Regulatory Agencies

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All inquiries, written or oral, for information by governmental or self-regulatory authorities, including but not limited to representatives of the SEC, FINRA, CFTC, the Internal Revenue Service, the Department of Labor, and the states, must be reported immediately to the CCO.

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•	In the case of telephone inquiries, you must obtain the name, agency, address, and telephone number of the representative making the inquiry.

3.6.2	Litigation Relating to the Firm or Your Employment with Us

•	Only authorized employees may accept legal process on our behalf.

•	If an attempt is made to serve you with a legal process intended for the Firm, you must refuse it and immediately notify the CCO.

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If you are served with a subpoena that relates to your employment with us or directly to us, clients, or other employees, you must notify the CCO. See also the section relating to Breaches of Our Policies and Procedures/Legal Violations below for further guidance regarding our procedures.

3.6.3	Other Contacts

•	Periodically, attorneys, accountants, broker/dealers, other investment advisers, credit agencies and others may request information about our operations, clients or employees.

•	Any request for information that is not generally released by us in the ordinary course of business must be referred immediately to the CCO.

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3.7	Oral and Written Business-Related Communications with the Press and the Public

We have adopted procedures that apply to all communications that are business-related, including speeches, interviews and articles you write. These procedures are included in our Media Guidelines (attached as Appendix 3-B). Specific guidance is provided with respect to discussions about portfolio holdings and general conduct in a Question and Answer Format. While these procedures apply to all employees, they are particularly important for our investment-related professionals (e.g., portfolio managers) who are more likely to come in contact with the press and others outside of the Firm.

We have also adopted procedures regarding the public dissemination of portfolio holdings (attached as Appendix3-C).

3.7.1	Breaches of Our Policies and Procedures/Legal Violations

Protecting our reputation is everyone’s job. You have an obligation to question any action or proposed action that may violate our Code of Conduct or other policies and procedures. You must report any known or suspected violation of our policies and procedures or any other action or proposed action that could adversely affect your fellow employees, our clients or vendors or the integrity of the Firm. The normal process for such reporting is to your immediate Supervisor and to the CCO. Any retaliation against any employee who reports a suspected violation of the Code is prohibited and constitutes a further violation of the firm’s Code of Conduct. Employees may also submit any suspected violations of the Code anonymously.

If you commit a breach of our policies and procedures or otherwise violate the law, you may be subject to sanctions as described below.

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Notifying the CCO: You must notify the CCO immediately if you become aware that the Firm or other employees have violated any securities law or regulation, this Code of Conduct or our other policies and procedures, since the Firm may be required to notify the appropriate regulatory authorities.

•	Sanctions:

Internal

We must take appropriate disciplinary actions against you for violating the policies and procedures contained in this Manual as well as in the event of other legal violations. Penalties are imposed in light of the circumstances of each case after taking into account, for example, the severity of the violation and whether the violation is a first time or repeated offense. The penalties we may impose include a:

•	Warning;

•	Reprimand;

•	Suspension of activities (e.g., your ability to trade for personal accounts);

•	Monetary fine, including a reduction in bonuses;

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•	Suspension or termination of employment;

•	Reporting the offense to the appropriate government authorities; or

•	A combination of the foregoing.

External

Government authorities and regulatory bodies, such as the SEC and FINRA, may impose penalties for violations of securities laws. These penalties may include:

•	Formal censure;

•	Monetary fines;

•	Disgorgement of profits;

•	Suspension from securities-related activities;

•	Disbarment from the securities industry;

•	Imprisonment; or

•	A combination of the foregoing.

3.8	Affiliates

The Compliance Department maintains a list of owners and affiliates of HWCM. On an annual basis, the Compliance Department updates the affiliates list with Stephens Group Inc., minority shareholder of HWCM. Additionally, underwritings for which Stephens Inc., a broker-dealer wholly-owned by Stephens Group Inc., is participating in is communicated to the HWCM Compliance Department.

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Appendix 3-A

HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC (“HWCM”)

ENTERTAINMENT OF GOVERNMENT AND ERISA PENSION PLAN

(INCLUDING TAFT-HARTLEY) OFFICIALS / EMPLOYEES

The following guidelines apply to expenditures incurred by employees of the Firm and to expenditures incurred directly by HWCM.

I.	U.S. Federal Government and Foreign Government Officials/Employees

Rules regarding travel and/or entertainment expenditures incurred by the Firm or its employees on behalf of U.S. federal government and/or foreign government officials/employees are very strict and provide little room for normal business entertainment. Accordingly, all expenditures involving U.S. federal government and/or foreign government officials/employees must be pre-cleared with the Compliance Department.

For purposes of this memorandum, U.S. federal government officials include officers and employees of departments of the executive branch, government corporations and independent government agencies (e.g., the Securities and Exchange Commission, the Commodity Futures Trading Commission and the Board of Governors of the Federal Reserve System, however, employees of the individual Federal Home Loan Banks (“FHLB”) are not considered U.S. government officials because the FHLB system is not owned by the federal government). Government corporations are corporations of which the U.S. Government has at least partial ownership (e.g., the Federal Deposit Insurance Corporation). Corporations that are created by legislation but are privately-owned are not government corporations (e.g. the Federal National Marketing Association, the Federal Home Loan Mortgage Association, and the Student Loan and Marketing Association) for these purposes.

Foreign government officials include: executive, legislative and judicial personnel of a foreign government or any department, agency, or instrumentality thereof, or any person acting in an official capacity for or on behalf of any such foreign –owned or government-controlled commercial enterprises; foreign political party officials and candidates for foreign political office; and personnel of international governmental organizations (e.g., World Bank, European Union and Inter-American Development Bank).

II.	U.S. State and Local Government Officials

Rules regarding the entertainment of U.S. state and local government officials/employees are complex and vary widely from state to state and locality to locality. State gift, gratuity and lobbying laws may impose monetary or other restrictions on the provision of entertainment to public officials/employees and/or

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require the registration of the Firm and/or individual employees as lobbyists (employees may not take any steps toward lobby registration without involving the Compliance Department) and the filing of expense reports with the appropriate state authorities.

Accordingly, Gifts, including but not limited to meals, tickets, trips, hotel, transportation, or anything else of value, may not be given to state or local officials or employees without pre-clearance by the Compliance Department.

For purposes of this memorandum, U.S. state and local government officials include any person who is compensated in any way through appropriated funds of either a state or local government or an officer or employee of a corporation of which a state or local government is at least a majority owner. By way of example only, government officials would include employees (e.g., investment officers and portfolio managers) of state or local treasurers’ offices, or state or local government pension boards or agencies.

III.	Pension Plans under the Employee Retirement Income Security Act of 1974 (ERISA), including Taft-Hartley Plans

The Compliance Department will maintain a list of ERISA plan clients. Any gifts or entertainment of ERISA plan (including Taft-Hartley plan) officials require pre-clearance from the Compliance Department. A gifts and entertainment log is maintained by the Compliance Department. The pre-clearance requirement also applies to gifts and entertainment of ERISA plan prospects.

IV.	Taft-Hartley Officials

Any employer, as defined by the Labor-Management Reporting and Disclosure Act of 1959, as amended (LMRDA), who has engaged in certain financial transactions or arrangements, of the type described in Section 203(a) of the LMRDA, with any labor organization, union official, employee or labor relations consultant, or who has made expenditures for certain objects relating to activities of employees or a union, must file a Form LM-10. The LM-10 form allows exclusion of “sporadic or occasional gifts or gratuities of insubstantial value given under the circumstances and terms unrelated to the recipient’s status in a labor organization.” The Department of Labor has decided that gifts and gratuities with an aggregate annual value of $250 or less per recipient are insubstantial for reporting on Form LM-10. In general, the Form LM-10 must be filed annually within 90 days after the end of the employer’s fiscal year.

V.	Procedure for Pre-Clearance and Recordkeeping

1.

For all gifts and entertainment of government and ERISA (including Taft-Hartley) officials/employees, you must complete the preclearance form and send it to the Compliance Department. The form is available in the shared drive under N:/shrdata/public/hwforms/compliance/ You are required to

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provide the specific names and titles of the official/employee as well as the full details of the proposed entertainment and anticipated expenses per individual. You should submit the form as far in advance of the proposed entertainment as possible to permit timely review of the proposal.

2.	The Compliance Department will keep a log of all government and ERISA (including Taft-Hartley) client or prospective client gifts and entertainment paid by HWCM and will check all new requests to ensure that we do not exceed the applicable federal/state restrictions.

3.	If the gift/entertainment request is approved, the Compliance Department will send a copy of the approved form back to the employee.

4.	Employees must include a copy of the approved form with their T&E reports submitted to the Finance Department for reimbursement of expenses.

If you have any questions on the foregoing, contact the Compliance Department.

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Appendix 3-B

HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC (“HWCM”)

MEDIA GUIDELINES

These guidelines should be followed in all forums in which you may be communicating directly or indirectly with the public (including, without limitation, speeches, television or print interviews, appearances on discussion panels at industry forums, participation in internet chat discussions or any contribution to any media likely to be seen by persons who are not HWCM employees). If you have any questions about this memo or public communications, please contact the Compliance Department.

•	you should ensure that you have prior approval to appear in the public forum from the CEO or COO, direct supervisor, and Compliance.

•	communications with the public must be made in good faith.

•	untrue statements or omissions of material facts are prohibited.

•	communications may not contain a promise of specific results.

•

exaggerated or unwarranted statements and claims are not permitted. Opinions must have a reasonable basis and forecasts must be clearly labeled as forecasts. The inherent risk of investing in securities must be considered in making any communications with the public.

•	always make clear that your comments are your views (not those of HWCM) as of that day and are subject to change at any time based on market or other conditions.

•	it is okay to discuss individual securities. If you do discuss individual securities, you will be subject to the restrictions discussed in the paragraph below.

If you discuss individual securities, you will not be able to trade against your public position for a period of 7 calendar days for either client or personal accounts except under the limited circumstances identified below. Thus, if you speak favorably about a specific security, you will not be able to sell that security for 7 calendar days and if you speak negatively about a specific security, you will not be able to buy that security for 7 calendar days.

The reason for this prohibition is to protect you and HWCM from allegations that you were attempting to manipulate the market by generating interest (or driving down interest) in a particular stock so that you could then take advantage of the price change following your comments. (For example, Fidelity settled, for $10 million, a suit alleging that Jeff Vinik, then the portfolio manager of its Magellan Fund, manipulated the price of Micron Technology when he spoke positively about it at that same time he was selling it).

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The limited circumstances under which you may trade for client accounts a security about which you have made a public comment are trades done to rebalance the accounts as follows:

i.	When there is cash flow in to or out of the account and the trades are done generally on a proportional basis. For example, if the account has a redemption within 7 calendar days after a favorable public comment about a security, you may reduce your position in that security in proportion to the reduction in assets.

ii.	A trade for a particular account results in the position being adjusted back to pre-established target weighting for that security or across a group of similar accounts.

iii.	The trade is done at client direction or to maintain compliance with client guidelines.

iv.	Upon permission from the Compliance Department, upon a showing that the proposed trade would be in the client’s best interest. If you believe that circumstances have changed since your public comment that would make a trade in the best interest of a client, you should discuss with the Compliance Department the reasons why you believe a trade is in the best interest of the client.

•	you may not mention any separate account client or discuss specifically a separate account client’s account without authorization from the client.

•	all handouts or other written materials must be reviewed by the Compliance Department.

•

you should not permit the reprinting or rebroadcasting of any public communication without ensuring that it has received the approval of the Compliance Department. Reprints and rebroadcasts may be deemed FINRA “sales literature” and review by the Compliance Department of material to be reprinted or rebroadcast provides us with the opportunity to add FINRA required disclosure in advance of making the required FINRA filing.

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PROCEDURES FOR MEDIA COMMUNICATION:

1.	Before speaking with the media, make sure that you obtain prior approval from the CEO or COO, direct supervisor, and Compliance.

2.	Also, make sure that Hewes Communications is aware of the interview. (See contact info below.)

3.	Inform the Compliance Department of the interview as soon as possible (before the interview). If you are planning to highlight certain securities in your interview (either positively or negatively), these securities need to be communicated to Compliance. Please be aware of the following restriction:

Securities for which we have an open order to buy or sell on the trading desk should not be mentioned in the interview. Open orders are sent via e-mail to all portfolio managers and analysts on a daily basis by the trader.

4.	After the interview, provide the Compliance Department with a transcript of the interview or a copy of the article before dissemination to the public, if possible. Most of the time, Hewes Communications will send Compliance a transcript of a media interview or a copy of the article. However, it is important for Compliance to know when the expected publication date of an article so that we can look out for the article, since Hewes Communications does not always know when an article will be printed.

5.	Inform Compliance of the first date of dissemination to the public. This will count as the first day of the restriction.

6.	Compliance will set up the restrictions in the trading system and inform the trader of any restricted securities.

Hewes Communications, Inc.

509 Madison Avenue, Suite 904

New York, NY 10022-5501

Fax: 212-207-9475

Tucker Hewes

Office: 212-207-9451; tucker@hewescomm.com

Mobile: 917-873-5220; 9178735220@mobile.att.net

Home: 212-489-9652; TuckHewes@aol.com

Tony Denninger

Office: 212-207-9452; tony@hewescomm.com

Mobile: 917-951-4292; 9179514292@mobile.att.net

Home: 212-614-8571; TonyDenninger@compuserve.com

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Howard Monaghan

Office: 212-207-9453; howard@hewescomm.com

Mobile: 917-873-5867; 9178735867@mobile.att.net

Home: 732-940-2143; njmonaghans@comcast.net

GENERAL GUIDELINES

•	Identify Yourself

Before beginning any conversation with a reporter, clarify whether you are talking on or off the record, as well as the entity you represent (i.e. HWCM). Confine your comments to those matters for which you have direct responsibility. Under no circumstances should you discuss HWCM corporate policies or strategy either on or off the record. Inquiries about these matters should be directed to George Davis.

•	Express Your View/Opinion

Make it clear that your comments are your views, and not those of HWCM, as of that day and are subject to change based on market conditions or other developments.

•	Think Before You Speak

Be very cautious about off the record conversations. What you say in such conversations may still be used in various ways, even if it cannot be attributed to you. Take care to consider the impact such unattributed statements might have on our clients and on HWCM’s overall reputation.

•	Be Clear

To avoid being misquoted, ensure that media interviewers fully understand your comments.

•	Speak the Truth

All public communications must be made in good faith. Untrue statements or omissions of material facts are prohibited.

•	Inside Information – Special Care Needed

Employees in possession of material non-public information regarding a company may not discuss that company or the information with the media or anyone else.

•	Avoid Negative Comments

Negative comments (about a company’s or a sector’s prospects, for example) generally should be avoided. Care should be taken if speaking about a relatively small sector dominated by one company that any remarks are not a thinly-veiled reference only to that company.

•	Avoid Comments on HWCM Business Matters

Do not discuss profitability of HWCM.

•	Be Aware of Confidentiality

Never breach the confidentiality of customer accounts. Do not disclose a client’s name without the client’s authorization.

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•	Don’t Discuss Legal Issues

Do not comment upon matters that involve legal or compliance issues that relate to matters you know are in litigation or that you believe are likely to be the subject of litigation. Refer inquiries on such matters to the Compliance Department.

•	Avoid Sensitive Topics

Do not comment upon activities of former employees, compensation, or activities of competitors.

•	Don’t Make Promises You Can’t Keep

Communications may not contain a promise of specific results.

•	Stand on Solid Ground

Exaggerated or unwarranted statements and claims are not permitted. Opinions must have a reasonable basis, and forecasts must be clearly identified as forecasts.

•	Follow Guidelines for Discussion of Individual Securities

When discussing individual securities or your present or future intentions with respect to individual securities, you will be subject to the restrictions discussed previously under “Discussion of Portfolio Holdings”. Focus your comments regarding individual securities on long-term holdings with strategic implications for your portfolio and avoid short-term developments. You may not under any circumstances discuss a particular company if you possess material non-public information about that company.

•	Avoid Conflicts of Interest Regarding Your Own Investments

You should refrain from making any public statements about companies in which you or your immediate family members have invested, especially in connection with small cap, less liquid securities. If you do discuss such securities, you need to disclose your investment in the securities.

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Appendix 3-C

HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC (“HWCM”)

Disclosure of Portfolio Holdings Policy and Procedures

Regulatory Filings

HWCM files the following regulatory filings with the SEC:

•	Form 13F – Quarter-end information regarding reportable securities purchased by HWCM for all discretionary client accounts. Reports are due and filed within 45 calendar days after quarter-end.

•

Schedule 13D – Filing required where HWCM has beneficial ownership of more than 5 percent of a class of Section 12 Securities and is ineligible to file Schedule 13G or where beneficial ownership of a class of Section 12 Securities equals or exceeds 20%. Reports are due within 10 days of the transaction triggering a reportable event.

•

Schedule 13G – Annual filing where HWCM has “acquired” an aggregate of more than 5% of a class of Section 12 Securities for its discretionary client accounts. Reports are due and filed within 45 calendar days after calendar year-end.

•

Schedule 13G Amendments – Monthly filing required where HWCM has “acquired” an aggregate of more than 10% of a security during the year, or a 5% change in position (positive or negative) after an increase to a 10% ownership. A

Schedule 13G must be filed within 10 calendar days after the month that the ownership threshold or change is reached.

These filings are available to the general public and are posted on the SEC’s website at www.sec.gov.

Client Reporting

HWCM provides portfolio holdings to clients and their consultants as requested. Clients also have direct access to their accounts through their custodian.

Portfolio Holdings on the Website

Each strategy’s top 10 holdings at quarter-end and commentaries are posted on HWCM’s website by the third week after quarter-end.

Disclosure of Holdings in Request for Proposals, Consultant Databases, and Marketing Materials

Each investment strategy’s monthly portfolio holdings can be disclosed the day after the last business day of the following month. For example, January 31st portfolio may be disclosed on the first business day after February 28th : February 28th portfolio may be disclosed on the first business day after March 31st . A representative account may be

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used for each strategy, and may disclose ticker, description, and/or percentage weight. If numbers of shares and/or market values are requested by security, a hypothetical amount (ex. $100 million portfolio) should be applied to the percentage weight to calculate the representative portfolio.

Disclosure of Portfolio Attribution and Characteristics in Request for Proposals, Consultant Databases, and Marketing Materials

Disclosure of monthly portfolio attribution and characteristics of the strategy’s composite or a representative account for each strategy can be made on the eighth business day after month-end.

Disclosure of Holdings to Service Providers and Other Parties

HWCM’s portfolio holdings are disclosed to service providers on an on-going basis in the performance of their contractual duties. These providers include, but are not limited to, the client’s custodian, fund accountants, fund administration, printing companies, public accounting firm and attorneys. Holdings are disclosed to service providers that perform operational services for all of the accounts managed by HWCM which include back office services, portfolio accounting and performance systems services, proxy voting services, and analytical and trading systems (such as FactSet and Charles River). Employees of HWCM also may have frequent access to portfolio holdings. The frequency of disclosure to these parties varies and may be as frequently as intra-day with no lag.

Various broker/dealer and other parties involved in the trading and settlement process have access to HWCM’s portfolio information when HWCM is buying and selling securities for various clients.

On certain occasions, a client may hire a transition manager to build their portfolio before giving the account to HWCM to manage. All portfolios sent to transition managers must be cleared through the Compliance Department. HWCM will send a current model portfolio to the transition manager only at a client’s request.

Portfolio holdings may be disclosed to governmental and self-regulatory authorities pursuant to applicable laws or regulations, or a judicial, regulatory or other similar demand or request.

Disclosure of Individual Portfolio Holdings

Employees of HWCM may discuss specific portfolio holdings with the public and/or the media. HWCM maintains policies and procedures regarding pre-approval prior to discussing a specific security. In addition, the confirmation of whether a stock is held in a portfolio and the specific weighting must follow the public disclosure procedures as described above.

Prior Approval

Any other distribution of portfolio holdings information (including historical portfolio holdings) requires the prior approval of the Chief Compliance Officer, or designee.

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Appendix 3-D

Hotchkis and Wiley Capital Management, LLC (“HWCM”)

Political Contributions and Activities

Overview

In the United States, both federal and state laws impose limitations, and in some cases restrictions, on certain kinds of political contributions and activities. These laws apply not only to U.S. citizens, but also to foreign nationals and both U.S. and foreign corporations and other institutions. Accordingly, Hotchkis and Wiley Capital Management, LLC (‘HWCM” or the “Firm”) has adopted these policies and procedures concerning political contributions and activities regarding federal, state, and local candidates/officials and political parties/committees.

All HWCM Employees, including officers of the Firm, (“Employees”) are responsible for being familiar with and complying with these policies and procedures. Failure to comply could result in civil or criminal penalties for HWCM and the individuals involved.

These policies are intended solely to comply with these laws and regulations and to avoid any appearance of impropriety. These policies are not intended to otherwise interfere with an individual’s right to participate in the political process.

HWCM may render services in connection with investment funds, investment companies or separate accounts to state and local pension plans or other government accounts. There are significant and materially detrimental consequences to HWCM’s business (including but not limited to the possible forfeiture of management fees for multiple years) if HWCM and its employees fail to observe applicable federal, state and/or local regulations relating to political contributions and activities. Under this policy, HWCM and Employeesare prohibited from engaging in any form of political contributions to federal, state, and local political officials/candidates, political parties/committees, or any political soliciting/fundraising activities without prior approval from the Chief Compliance Officer (CCO), or designee.

If an Employee has any questions about political contributions and activities, he or she should contact the Compliance Department.

Contributions by, or on behalf of, HWCM

Federal law prohibits political contributions by HWCM (or in HWCM’s name) in support of candidates for federal office. While some states allow contributions for political candidates, legal restrictions on corporate donations to state and local candidates apply. Any HWCM political contribution must be approved, in writing, by the CCO, or designee, who will maintain a copy.

Political Contributions to Obtain or Retain Business

All persons, including Employees, consultants or anyone working on behalf of HWCM, are prohibited from making, soliciting, or coordinating political contributions where the purpose is to assist HWCM in obtaining or retaining business. The SEC and certain states have adopted “pay to play” restrictions that have the effect of severely limiting how political contributions can be made by Employees, consultants or anyone working on behalf of HWCM. A “contribution” includes a gift, subscription,

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loan, advance, deposit of money, or anything of value made, including any payments for debts, or transition or inaugural expenses. These restrictions may also, in certain circumstances, apply to a spouse or dependent family member of an Employee.

Covered Associates

Rule 206(4)-5 under the Investment Advisers Act (Advisers Act) prohibits an investment adviser from receiving compensation from a state or local government entity for two years after the investment adviser or any of its Covered Associates makes a political contribution to covered “officials” of the government entity (which includes incumbents, candidates, or successful candidates for office if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an adviser, or has the authority to appoint such adviser). Covered Associates include managing members, executive officers, and certain employees involved in soliciting clients and their supervisors. Executive officers are defined as the President, department heads, and any other officer/employee of the investment adviser who has a policy-making function. The Firm’s list of Covered Associates shall be maintained by the Compliance Department.

Pre-clearance and Reporting Requirements

Since HWCM and Covered Associates are subject to Rule 206(4)-5 and other applicable federal, state and/or local regulations relating to political contributions, Covered Associates must obtain pre-clearance from the CCO, or designee, prior to: (1) making any political contributions to federal, state, or local political officials/candidates (including any contributions to a political party or political action committee) and (2) engaging in any solicitations or fundraising activities on behalf of a political official/candidate, political party or political action committee. The Compliance Department will maintain a log of political contributions by Covered Associates.

The Firm is also requiring that all Employees comply with the above pre-clearance and reporting requirements before making any political contributions and engaging in any political solicitations or fundraising activities.

Employee Spouses and Dependent Family Members

State or local government office - The pre-clearance and reporting requirements for any political contributions to state or local government officials and/or candidates apply to employee spouses and dependent family members since certain states and local governments have more restrictive prohibitions than the Advisers Act that may define “covered employees” more broadly and include spouses and dependent family members.

Federal government office - Employee spouses and dependent family members are not required to pre-clear and report political contributions to officials/candidates at the federal office level, national political parties (i.e., Republican National Committee, Democratic National Committee, etc.), and federal political action committees.

Employees are prohibited from coordinating political contributions through their spouses and/or dependent family members to circumvent the firm’s policy and federal/state/local government regulations.

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Firm Approval

Each political contribution request by Employees will be reviewed and approved based on each request’s specific facts and circumstances.

Executive committee members who are “Covered Associates” (but not HWCM employees) and subject to Rule 206(4)-5 under another SEC registered investment adviser may elect to comply with that investment adviser’s political contributions and activities policy (that is compliant with the SEC Rule) instead of HWCM’s policy. The firm will coordinate with the other registered investment adviser’s compliance department to ensure that HWCM is in compliance with applicable prohibitions and restrictions under the Rule. HWCM has the authority to limit and/or prohibit any political contributions and activities of such Covered Associates. The HWCM Compliance Department will review and maintain a copy of each executive committee member’s (who are not HWCM employees) political contributions and activities reports and certifications under the other registered investment adviser’s policy.

De Minimis Limits

As a general guideline, Rule 206(4)-5 provides de minimis limits where a political contribution by a Covered Associate would not trigger the compensation prohibition on the investment adviser:

•	$350 to any one official or candidate, per election and Covered Associate must be entitled to vote at time of contribution; and

•	$150 to any one official or candidate per election and Covered Associate cannot be entitled to vote at time of contribution.

Although there are de minimis limits established under the Rule, pre-clearance by the CCO, or designee, is still required in all cases of political contributions by Employees. [Note: some states or local governments have no de minimis limits.]

Solicitations of Employees on Behalf of Federal, State or Local Candidates (including Political Parties or Political Action Committees)

No Employee shall apply pressure, direct or implied, on any other Employee that infringes upon an individual’s right to decide whether, to whom, in what capacity, or in what amount or extent, to engage in political activities.

Prohibitions and General Guidelines Regarding Political Contributions and Solicitations

All Employees must comply with the following guidelines when making political contributions, engaging in political activities or soliciting political contributions to candidates, party parties or political action committees:

•	All Employees are prohibited from:

•	Making political solicitations under the auspices of HWCM, unless authorized in writing by the CCO (or designee) who will maintain a copy. Use of HWCM letterhead is prohibited;

•	Using HWCM’s address on political contributions, unless required by law;

•	Reimbursing others for political contributions;

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•

Using HWCM’s name (even in biographical or professional descriptors) in connection with explicit political activities of individuals unless required by law or permission has been granted by the CCO (or designee);

•

Causing HWCM to incur additional expenses by using HWCM resources for political activities, including expenditures such as the use of photocopier paper for political flyers, postage, or HWCM-provided refreshments at a political event;

•	Using HWCM’s facilities (meeting spaces, reproduction equipment, computers, etc.) for political purposes, unless authorized in writing by the CCO (or designee) who will maintain a copy; and

•	Doing indirectly or through another person anything prohibited by these policies and procedures.

•	Solicitations or invitations to fundraisers must:

•	Originate from the individual’s home address,

•	Make clear that the solicitation is not sponsored by HWCM, and

•	Make clear that the contribution is voluntary on the part of the person being solicited.

Political Contributions and Activities by Foreign Nationals and Foreign Businesses

Foreign nationals (persons who are not U.S. citizens or permanent resident aliens) and foreign businesses are prohibited by law from:

•	Making contributions, donations, expenditures, or disbursements (either directly or indirectly) in connection with any federal, state, or local elections;

•	Contributing or donating to federal, state or local political parties; and

•	Making disbursements for federal, state, or local electioneering communications.

Volunteers Who Are of Subordinate Rank

Any employee considering the use of the services of a subordinate employee (whether or not in the same reporting line) for political activities must inform the subordinate that his or her participation is strictly voluntary and that he or she may decline to participate without risk of retaliation or any adverse job action.

Responsibility for Personal Contribution Limits

Federal law and the laws of many states and localities establish contribution limits for individuals and political action committees. Knowing and remaining within those limits is each employee’s responsibility. In some jurisdictions, contribution limits apply to the aggregate of all of the employee contributions within the jurisdiction.

Certifications

All Employees are required to complete a quarterly political contributions and activities certification. Employee political contribution records shall be treated as confidential and may only be reviewed by persons(s) with a “need to know” or for purposes of making necessary disclosures to any regulatory agencies, if required.

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Recordkeeping Requirements

The Compliance Department will keep the necessary records based on the information gathered under this Policy, in compliance SEC Rule 204-2.

Covered Investment Pools - To satisfy the recordkeeping requirement of SEC Rule 204-2(a)(18)(i)(B), HWCM shall rely on the Investment Management Staff No-Action Letter: Investment Company Institute (September 12, 2011) that does not require advisers to pierce their omnibus accounts or seek information from their omnibus accountholders in order to comply with the rule. HWCM shall satisfy its recordkeeping requirements under Rule 204-2(a)(18)(i)(B) by maintaining a record that includes:

•

Each government entity that invests in a Covered Investment Pool where the account of such government entity can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the Covered Investment Pool or its transfer agent;

•

Each government entity, the account of which was identified as that of a government entity – at or around the time of the initial investment – to the adviser or one of its client servicing employees, regulated persons or covered associates; and

•	Each government entity that sponsors or establishes a 529 Plan and has selected a specific Covered Investment Pool as an option to be offered by such 529 Plan.

•

Each government entity that has been solicited to invest in a Covered Investment Pool either (i) by a covered associate or regulated person of the adviser; or (ii) by an intermediary or affiliate of the Covered Investment Pool if a covered associate, regulated person, or client servicing employee of the adviser participated in or was involved in such solicitation, regardless of whether such government entity invested in the Covered Investment Pool.

Effective Date: March 14, 2011

Updated: September 30, 2011

Updated: June 1, 2012

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